Exhibit 99.1

Initial 2500-meter Auger Drilling Results Identify Five New Gold Targets Including Extensions of the Mansounia South Prospect to Over 5-Kilometers in Strike and the Existing Mansounia Resource by up to 1-Kilometer.

●	Mansounia South Gold Prospect strike doubled from 2.5km to over 5km in length

●	Extension of existing Mansounia deposit by up to 1km

●	Auger drilling across the Northern and Eastern portions of the concession returned highly anomalous results of up to 1526ppb gold

●	Five additional targets identified – none of which have ever been previously drilled

Vancouver, British Columbia, October 25, 2018 – Blox, Inc. (OTCQB: BLXX), (“Blox” or the “Company”) is pleased to announce that results received from its auger drilling campaign at Mansounia have identified five additional targets including doubling the strike of the Mansounia South Prospect to over 5km long.

Mansounia Gold Project

The Mansounia Gold Project is a 145km2 concession located 4km south of the Kiniero Gold Mine. Kiniero has historically produced over 288K oz Gold and is currently in care and maintenance with a CIL plant on site (see Figure 4). Mansounia contains a current JORC Compliant resource* of 1.29-million ounces at a pre-feasibility stage. The project is located in the highly prospective Siguiri Basin region of Eastern Guinea.

Figure 1: Location Plan of Mansounia Gold Project, Guinea, West Africa.

Mansounia South Target Extended to 5 Kilometers

The previously identified (announced July 6, 2018) 2.5km long gold in soil anomaly target (Target C) at the south eastern comer of the Mansounia property has been extended to over 5km by HIGH QUALITY “in-situ” auger drilling. This Mansounia South target has NEVER had modern drilling completed. The 5km anomaly remains untested and open to the north and south (Figure 2 below). Blox will continue to explore the strike extensions with auger drilling to refine targets to enable resource drilling to follow up.

405,000 mE
410,000 mE
415,000 mE
1,145,000 mN
1,140,000 mN
1,135,000 mN
Current Resource
1526ppb
1364ppb
119ppb
930ppb
493ppb
N
A
B
C
D
E
F
5km
MAP LEGEND
Drill Target Area
Mansounia Permit
Drilled Collar
Drilled Holes with Intersections
>2.0 g/t Au (40)
1.0 to 2.0 g/t Au (109)
0.5 to 1.0 g/t Au (166)
Legend Auger_Soil_Au (ppb)
200 to 5,000 (16)
12 to 200 (50)
0 to 12 (91)
all others (62)
Au_ppb
0
2.5
5
kilometers

Figure 2: Mansounia Gold Project – Strike extension of the newly identified Mansounia Gold-in-Soil anomaly planned auger drilling program, auger anomaly occurrences and historical drill collars.

New Targets Identified

Extensional soil and auger drilling completed to the south west of the existing 1.29-million ounce resource*. This program has identified highly anomalous gold contiguous with current drilling. The targets A, B, C, D and E in Figure 1 and below have NEVER BEEN DRILLED. Target A is an extension to the current resource and is open to the south. Targets B, C, D and E are open to the north and south. Additional auger drilling will be completed in the hope of further extending these targets.

In total, 184 auger drill samples were taken from the planned 400-hole program. The laterite cap was in excess of 10m deep in most drill locations, instead of the 5m cover anticipated. As a result, it was not possible to complete all 400 planned holes before the onset of the wet season made further drilling impossible. Despite the slightly truncated program, positive drill results were returned from every line drilled. Blox will consider extensional resource drilling at targets A and B below following the closure of the West African wet season.

Figure 3: Mansounia Gold Project - Auger results show extensions of the resource to the south (Targets A and B).

“I am excited about the new drill targets identified and the extensions of the drill ready targets unveiled by the auger drilling. Anomalies were revealed in every drill line commenced, which is a very positive sign. These results have given us confidence to move forward with our plans to raise capital to complete the current auger program and then plan high quality resource extensional drilling. We are also well advanced towards the submission of our Mining License application for the Mansounia Gold Project.”

On behalf of the Board of Directors,

Mr. Trevor Pickett

Chief Executive Officer

For further information, please contact: tpickett@bloxinc.com

405,000 mE
410,000 mE
415,000 mE
420,
1,155,000 mN
1,150,000 mN
1,145,000 mN
1,140,000 mN
1,135,000 mN
Kiniero Pit
Kiniero Mine
4km
N
Current Resource
A
B
C
D
E
F
OPEN
LEGEND
Drill Target Area
Mansounia Permit
Drill Collar
Drilled Holes with Intersections
>2.0 g/t Au (40)
1.0 to 2.0 g/t Au (109)
0.5 to 1.0 g/t Au (166)
0
2.5
5
kilometers

Figure 4: Mansounia Gold Project – showing current resource, new target areas and proximity to historical Kiniero Mine.

Cautionary Note Regarding Forward-Looking Information

Forward Looking Statement Disclaimer. This press release may present "forward-looking statements" within the meaning of applicable securities legislation that involve inherent risks and uncertainties. Forward-looking statements include, but are not limited to, statements with respect continuing the economic re-assessment of our assets in Guinea and Ghana, or potentially moving into production in the medium term. Generally, these forward-looking statements can be identified by the use of forward looking terminology such as "plans", "expects" or "does not expect", "is expected", budget", “scheduled", "estimates", "forecasts", "intends", “potential”, "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or state that certain actions, events or results “may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Blox, Inc. or the combined company to be materially different from those expressed or implied by such forward looking statements, including but not limited to: risks related to international operations, risks related to the integration of acquisitions; risks related to joint venture operations; actual results of current or future exploration activities; the ability to continue with exploration activities, actual results of current or future reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of gold and other minerals and metals; possible variations in ore reserves, grade or recovery rates; failure of equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; and delays in obtaining governmental approvals or financing or in the completion of development or construction activities. Although the management and officers of Blox, Inc. believe that the expectations reflected in such forward- looking statements are based upon reasonable assumptions and have attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Blox Inc. does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws.

Competent Persons Statement The information in this report that relates to the Exploration Results is based on information compiled by Mr. Seth Henry Okyere, who is a member of the Australian Institute of Geoscientist. Seth Okyere has more than 5-years’ experience relevant to the style of mineralization and type of deposit under consideration and to the activity being undertaken to qualify as a Competent Person as defined in JORC Code 2012 and is qualified person by the NI43-101 instrument. Mr. Seth Okyere is a full-time consulting geologist of Blox, Inc. Mr. Seth Okyere holds stocks in Blox, Inc. and consents to the inclusion of information in this report, based in the form and context in which it appears. *Aspects pertaining to historical Mineral Resource Estimates on Northern Mansounia were prepared and first disclosed under the JORC Code 2004 by Runge Consultants 2009. Runge also prepared Mineral Resource Estimates for Southern Mansounia in 2012. Except where noted, it has not been updated since to comply with the JORC Code 2012 on the basis that the information has not materially changed since it was last reported.